Filed Pursuant to Rule 424(b)(4)
Registration No. 333-118503

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED SEPTEMBER 17, 2004)

40,017,525 Shares of Common Stock

ENDEAVOUR INTERNATIONAL CORPORATION

      The prospectus supplement supplements the prospectus dated September 17, 2004 of Endeavour International Corporation, relating to the sale by certain of our stockholders of up to 40,017,525 shares of our common stock, par value $0.001 per share (the “Common Stock”). You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement, and this prospectus supplement is qualified entirely by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

      One line of the selling securityholder table in the prospectus identified Cudd & Co. as beneficially owning 220,300 shares of the Common Stock. Emseg & Company should have been identified as the securityholder beneficially owning such 220,300 shares of the Common Stock. The table of selling securityholders contained in the prospectus is hereby amended by replacing such line of the table with the following:

	Shares of		Shares of	Percentage
	Common		Common	of Shares of
	Stock	Number of	Stock	Common
	Beneficially	Shares of	Beneficially	Stock
	Owned	Common Stock	Owned	Owned
	Before	Offered	Following	After
	Offering (1)	Hereby (1)	Offering (2)	Offering (2)
Emseg & Company..............................................................	220,300	220,300	—	*

*	Less than 1%, based on 69,359,615 shares outstanding on August 23, 2004.

(1)	Ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors, which we cannot predict at this time.

(2)	Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholders.

      Investing in the Common Stock involves significant risks. See “Risk Factors” beginning on page 4 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common stock issuable upon conversion of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2005.